Exhibit 10.7

Dated the day of 09 APR 2026

GREAT FELICITY LIMITED

(Landlord)

and

NEXA DESIGN LIMITED

(Tenant)

TENANCY AGREEMENT

of

16th Floor of the building at No. 1 Hoi Ping Road,

Causeway Bay, Hong Kong erected on The Remaining

Portion of Section H of Inland Lot No.29 and the

Remaining Portion of Sub-section 1 of Section H of

Inland Lot No.29.

INDEX

CLAUSE	CONTENTS

	Parties

1.	Premises, Term and Rent		1

2.	Tenant’s Obligations		1

	(a)	Rent	1
	(b)	Rates	1
	(c)	Utility Charges	1
	(d)	Management Charges	2
	(e)	Repair Interior	2
	(f)	Clean Drains	2
	(g)	Alterations and Installations	2
	(h)	Damage	3
	(i)	User	3
	(j)	Nuisance	4
	(k)	Arms and Ammunition	4
	(l)	Assign, Sublet	4
	(m)	Illegal or Immoral Use	5
	(n)	Obstruction in Passages	5
	(o)	Breach of Insurance Policy	5
	(p)	Signboard, Advertisement	5
	(q)	Comply with Ordinances	5
	(r)	Not to Contravene Government Lease	6
	(s)	Observe Deed of Covenant	6
	(t)	Domestic Use Prohibited	6
	(u)	Animals, Pest Control	6
	(v)	Lifts	6
	(w)	Permit Landlord to Enter	6
	(x)	Indemnify Landlord	7
	(y)	Inspection and Letting Notice	7

3.	Landlord’s Obligations		8

	(a)	Quiet Enjoyment	8
	(b)	Government Rent and Property Tax	8
	(c)	Exterior and Main Structure	8

4.	Default and Miscellaneous		8

	(a)	Default	8
	(b)	Interest	9
	(c)	Legal Expenses	9
	(d)	Waiver	9

- i -

CLAUSE	CONTENTS

	(e)	Service of Notice	9
	(f)	Acts of Agents, Servants	9
	(g)	Distraint	10
	(h)	Index and Headings	10

5.	Deposit		10

	(a)	Deposit	10
	(b)	Refund of Deposit	10
	(c)	Transfer of Deposit	11
	(d)	Increase in Deposit	11

6.	Abatement of Rent		11

7.	Exclusions		11

8.	Full Agreement		12

9.	Interpretation		12

10.	Legal Costs and Stamp Dutv		12

	(a)	Solicitors’ Costs	12
	(b)	Stamp Duty	13
	(c)	Registration Costs and Fees	13

11.	Additional Terms		13

12.	Governing Law		13

13.	Confidentiality		13

14.	Contracts (Right of Third Parties) Ordinance		13

15.	Inconsistency		13

	First Schedule		14

	Part I	Landlord	14
	Part II	Tenant	14
	Part III	Term	14
	Part IV	Rent, Government Rates and Management Charges	14
	Part V	User	15
	Part VI	Deposit	15

	Second Schedule		16

	The Premises		16

- ii -

Third Schedule	17

Additional Terms	17

Fourth Schedule	24

Landlord’s Provisions	24

Fifth Schedule	25

Special Terms for restaurant use	25

Sixth Schedule	27

Green Tenancy Suggestions	27

Signatures	32

Receipt	33

- iii -

AN AGREEMENT made the day of  09 APR 2026 two Thousand and Twenty-Six

BETWEEN the Landlord whose name address or registered office and description are set out in Part I of the First Schedule to this Agreement (hereinafter called “the Landlord”) of the one part and the Tenant whose name address or registered office and description are set out in Part II of the First Schedule (hereinafter called “the Tenant”) of the other part.

NOW IT IS AGREED as follows:-

1.	Premises, Term and Rent

The Landlord shall let and the Tenant shall take all that the premises set out in the Second Schedule (hereinafter called “the Premises”) Together with the use in common with the Landlord and all others having the like right of such of the entrances exits staircases landings passages and lavatories (if any) in the building of which the Premises form part (hereinafter called “the Building”) insofar as the same are necessary for the proper use and enjoyment of the Premises and except insofar as the Landlord and/or the management of the Building (hereinafter called “the Management Company”) may from time to time restrict such use And Together with the use in common as aforesaid of the lift service in the Building (if any and whenever the same shall be operating) for the Term set out in Part III of the First Schedule (hereinafter called “the Term”) at the rent set out in Part IV of the First Schedule the first of such payments to be paid on the signing of this Agreement.

2.	Tenant’s Obligations

The Tenant to the intent that the obligations may continue throughout the Term of tenancy hereby created hereby agrees with the Landlord in the manner following that is to say:-

(a)	Rent

To pay the rent on the days and in the manner aforesaid without any deduction or set-off whatsoever.

(b)	Rates

To pay rates assessed by The Government of The Hong Kong Special Administrative Region (hereinafter called “the Government”) from time to time in respect of the Premises.

(c)	Utility Charges

(i)	To pay gas, electricity and water charges, meter rents and all necessary deposits for such supplies and all outgoings of an annual or recurring nature which at any time during the Term shall be or become payable in respect of the Premises save and except only the Government Rent and Property Tax.

(ii)	Upon request by the Landlord and in accordance with the Landlord’s directions, the Tenant shall install his own separate meter(s) for the supply of gas, electricity and water and shall pay all costs for application and installation and all charges, meter rents and deposits thereof. At the expiration or earlier determination of this Agreement, the Tenant shall (if so required by the Landlord) at his own cost remove the said meters and reinstate the Premises as provided herein.

(d)	Management Charges

To pay to the Landlord all service management and maintenance charges currently at the rate stated in Part IV of the First Schedule (save and except those of a capital or non-recurring nature) payable by the owner or occupier of the Premises pursuant to or by virtue of the Deed of Mutual Covenant and Management Agreement (if any) relating to the Premises or as determined by the Management Company.

(e)	Repair Interior

To keep the interior of the Premises including the flooring and interior plaster or other finishes or rendering to walls, floors and ceilings and all fixtures and fittings thereto including all doors, windows, electrical installations and wiring, fire detecting and fire fighting apparatus and installations (if any), sprinkler system (if any), and sanitary and plumbing apparatus including but not limited to all drains and pipes in, belonging to or serving the Premises in good clean tenantable repair and condition throughout the Term hereby created (fair wear and tear excepted) and in such repair and condition to yield them up at the determination of the tenancy.

(f)	Clean Drains

To pay to the Landlord on demand all costs incurred by the Landlord in cleansing or clearing any of the drains, pipes or sanitary or plumbing apparatus choked or stopped up owing to the careless or improper use or neglect by the Tenant or any employee, agent or licensee of the Tenant.

(g)	Alterations and Installations

Not without the previous consent in writing of the Landlord to:-

(i)	make any alterations or additions (whether of structural nature or otherwise) to the Premises or any part thereof or erect, install, remove or alter any fixture, partitioning or other erection or installation in the Premises or any part thereof including in particular the fixtures, machinery, meters and switchboards in the Premises or in the transformer room thereof; or

(ii)	make or permit or suffer to be made alterations in or additions to the electrical wiring and installations; or

(iii)	install or permit or suffer to be installed any equipment, apparatus or machinery which imposes a weight on any part of the flooring in excess of that for which it is designed or which requires any additional electrical main wiring or which consumes electricity not metered through the Tenant’s separate meter or suspend or permit or suffer to be suspended any excessive weight from any structure of the Premises.

Provided that the consent of the Landlord may be given subject to such conditions as the Landlord may in his absolute discretion impose. The Tenant shall, at the request of the Landlord, forthwith demolish and remove any alteration or addition made in breach of this Agreement and restore the Premises to their previous condition at the Tenant’s own cost and expense to the satisfaction of the Landlord. At the expiration or sooner determination of the tenancy the Tenant shall at his own cost reinstate and restore the Premises to the plan and design as if such addition or alteration (or such of them as may be specified by the Landlord and without payment of any compensation by the Landlord to the Tenant) had not been made and make good all damage caused thereto to the satisfaction of the Landlord.

(h)	Damage

Not to cut or injure or permit or suffer to be cut or injured any doors, windows, walls, beams, plumbing or sanitary apparatus or installation, structural members or any part of the fabric of the Premises.

(i)	User

(i)	To use the Premises for the specific purpose set out in Part V of the First Schedule only. The Landlord does not represent or warrant that the Premises or the Building are suitable for the purpose for which the Tenant proposes to use the same and upon taking possession of the Premises from the Landlord the Tenant shall satisfy himself or shall be deemed to have satisfied himself that the Premises are suitable for the purpose for which the Tenant proposes to use and the Tenant hereby agrees that he will at his own expense apply for any requisite licence or licences permit or permits from all Government or Public Authorities including but not limited to the Lands Department, Fire Services Department, Food and Environmental Hygiene Department, Environmental Protection Department in respect of the carrying on of the Tenant’s business therein Provided that if the Tenant fails to obtain the requisite licence or licences permit or permits as aforesaid for whatever reason including but not limited to the refusal by such Government or Public Authorities to grant such licence(s) or permit(s) for the user of the Premises, the Tenant shall in no circumstances claim against the Landlord for compensation in any form whatsoever.

(ii)	The Tenant shall carry out at his costs and expense any additional or consequential fitting-out or alteration or decoration works to the Premises or to the Landlord’s fixtures fittings and installations at the Premises in compliance with conditions and stipulations contained in any licence(s), permit(s) which may be granted by the Government or Public Authorities as aforesaid PROVIDED ALWAYS that all proposals and plans for such additional fitting-out alteration or decoration works shall be subject to the prior written approval of the Landlord.

(j)	Nuisance

Not to do or permit to be done in or upon the Premises or any part thereof anything which may be or become a nuisance annoyance damage danger or disturbance to the Landlord or the tenants or occupiers of other portions of the Building or other property in the neighbourhood or in any way against the laws or regulations of The Hong Kong S.A.R..

(k)	Arms and Ammunition

Not to keep or store or cause permit or suffer to be kept or stored any arms ammunition gun-powder saltpetre kerosene fireworks or other inflammable explosive or combustible substances or hazardous goods in the Premises or do or cause to be done or suffer or permit any act deed matter or thing whatsoever which shall amount to a breach non-performance or non-observance of the terms and conditions under which the Premises are held from the Government.

(l)	Assign, Sublet

Not to assign transfer sublet or part with possession of the Premises or any part thereof to any person firm or body corporate in any way whether by way of subletting lending sharing or other means whereby any person not a party to this Agreement obtains the use or possession of the Premises or any part thereof irrespective of whether any rental or other consideration is given for such use or possession and in the event of any such transfer subletting sharing assignment or parting with the possession of the Premises (whether for monetary consideration or not) this Agreement shall absolutely determine and the Tenant shall forthwith vacate the Premises on notice to that effect from the Landlord. This tenancy shall be personal to the Tenant named in this Agreement and without in any way limiting the generality of the foregoing, the following acts and events shall, unless previously approved in writing by the Landlord (which approval the Landlord may give or withhold at his absolute discretion without assigning any reason therefor), be deemed to be breaches of this Clause:-

(i)	In the case of a tenant which is a partnership, the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

(ii)	In the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant) the death, insanity or other disability of that individual, to the intent that no right to use, possess, occupy or enjoy the Premises or any part thereof shall vest in the executors, administrators, personal representatives, next of kin, trustee or committee of any such individual.

(iii)	In the case of a tenant which is a corporation, any take-over, reconstruction, amalgamation, merger, voluntary liquidation or change in the person who owns a majority of its voting shares or who otherwise has effective control thereof.

(iv)	The giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use, possess, occupy or enjoy the Premises or any part thereof or does in fact use, possess, occupy or enjoy the same.

(v)	The change of the Tenant’s business name or nature of business without the previous written consent of the Landlord.

(m)	Illegal or Immoral Use

Not to use the Premises or allow permit or suffer the same to be used for illegal or immoral purposes.

(n)	Obstruction in Passages

Not to place any boxes, dust bins, articles or cause obstruction in the corridors or passage ways of the Building or in any place which is not hereby exclusively let to the Tenant and not to hang or dry laundry or any other thing therein or thereon.

(o)	Breach of Insurance Policy

Not to do anything which may render the policy of insurance (if any) of the Premises and/or the Building against damage by fire and other risks and perils void or voidable or which may render the premium for such insurance liable to increase.

(p)	Signboard, Advertisement

Not to affix put up or display any signboard, sign, advertisement, decoration or other thing whatsoever outside the Premises or any door wall pier or window except with the prior written approval of the Landlord and the Management Company; such approval shall not be unreasonably withheld by the Landlord but any approval to be granted shall be subject to such conditions as the Landlord and the Management Company may think fit. The Landlord shall have the right to remove at the cost and expense of the Tenant any signboard, sign, advertisement decoration or thing which shall be affixed put up or displayed without the prior approval of the Landlord and the Management Company.

(q)	Comply with Ordinances

(i)	To obey comply with and indemnify the Landlord against the breach of all ordinances, regulations, bye-laws, rules and requirements of any Governmental or other competent authority relating to the Premises, the Tenant’s use of the Premises and of any part thereof, all statutory fire regulations, orders and directions given by the Fire Services Department or any other competent authority in connection with the Premises or any part thereof, or the conduct and carrying on of the Tenant’s activities and business at the Premises or any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Tenant or any employee, agent or licensee of the Tenant.

(ii)	To observe and comply with all directions and orders of the Fire Services Department or any other competent authority and if such directions and orders shall require the Tenant to take fire precautions or install fire fighting equipment or other precautions or equipment (additional to that installed by the Landlord) the Tenant shall at his own expense procure and install the same to the satisfaction of such authority.

(r)	Not to Contravene Government Lease

Not to contravene any of the negative or restrictive terms, covenants and conditions contained in the Government Lease or the Conditions of Sale, Exchange or Regrant as the case may be under which the Premises are held from the Government.

(s)	Observe Deed of Covenant

To observe perform and not to contravene any of the covenants and conditions contained in the Deed of Covenant Deed of Mutual Covenant or Deed of Covenant and Grant as the case may be or any other Deed affecting the Premises.

(t)	Domestic Use Prohibited

Not to use or permit or suffer to be used the Premises or any part thereof as sleeping quarters or otherwise as domestic premises within the meaning of the Landlord and Tenant (Consolidation) Ordinance or similar legislation for the time being in force and not to allow any person to remain on the Premises overnight except (with the Landlord’s prior written consent) the Tenant’s night watchman.

(u)	Animals, Pest Control

Not to keep or permit or suffer to be kept any animals or pets inside the Premises and to take all such steps and precautions to the satisfaction of the Landlord to prevent the Premises or any part thereof from becoming infested by termites, rats, mice, roaches or any other pests or vermin.

(v)	Lifts

Not to overload the lifts (if any) in the Building in excess of their maximum capacity and to be responsible for any damage caused by any breach of this Clause.

(w)	Permit Landlord to Enter

To permit the Landlord, his agents, servants or contractors and any other persons duly authorised by the Landlord at any time or times and from time to time upon prior notice to enter upon the Premises or any part thereof (without notice and by force if necessary in case of emergency) for the purposes of:-

(i)	viewing the state of repair of the Premises. The Tenant shall forthwith repair and amend any defects for which the Tenant is responsible hereunder and of which written notice shall be given to the Tenant or left on the Premises. If the Tenant shall not within 14 days after the service of such notice proceed with the execution of such repairs, the Landlord may enter upon the Premises and execute such repairs and the cost thereof shall be a debt due from the Tenant to the Landlord and be forthwith recoverable by action;

(ii)	security, fire fighting, and inspecting facilitating or carrying out routine, essential or emergency repairs maintenance alterations additions to or renewal of the Premises and the Landlord’s or common services fixtures and fittings (if any) therein or in the Building and any other services or fixtures and fittings which may be supplied provided to or installed in the Building by third parties.

No compensation whatsoever shall be payable by the Landlord to the Tenant or any other person in respect of any inconvenience noise disturbance loss damage injury or loss of business sustained or suffered by the Tenant or any other person caused by or through or in any way owing to any of the foregoing. For the avoidance of doubt, nothing in this Agreement shall be so construed as to impose any obligation on the part of the Landlord to effect any repairs additions alterations or other work on or to any part of the Premises or of the Building or the fixtures fittings wiring installations appliances services or facilities of or in the Premises or the Building (save as expressly provided herein).

(x)	Indemnify Landlord

To be wholly responsible for and to fully indemnify the Landlord against any proceedings actions claims or demands whatsoever by any person for injury loss and damage or loss of business or of profit suffered directly or indirectly as a result of the want of repair or the defective or damaged interior condition of the Premises or any part thereof or the spread of fire or smoke or the leakage or overflow of water including storm or rain water or leakage of electric current or the escape of any substance or anything or the dropping or falling of any article object or material whatsoever including cigarette ends glass or tiles from the Premises or due to the act default or negligence of the Tenant his servants agents or licensees and to effect and maintain a policy or policies of insurance against all risks including third party liabilities in respect of the Premises and public liabilities for the sum not less than HK$30,000,000.00 for each coverage and claim with a reputable insurance company throughout the Term. The policy or policies of such insurance shall be endorsed to show the Landlord as registered owner of the Building or the Premises (as the case may be). The Tenant hereby further undertakes to produce to the Landlord as and when required by the Landlord the policy or policies of such insurance together with receipt(s) for the last payment of premium and certificate(s) from the insurance company that such policy or policies is/are fully paid up and in all respects valid and subsisting Provided always that if the Tenant shall at any time fail to keep such insurance on foot, the Landlord may do all things necessary to effect and maintain such insurance and all monies expended by the Landlord for that purpose shall be recoverable from the Tenant on demand.

(y)	Inspection and Letting Notice

To allow at all reasonable times upon prior notice within three (3) calendar months immediately preceding the expiration of the Term prospective tenants and/or buyers to inspect the Premises and allow the Landlord to exhibit where the Landlord shall think fit a notice indicating that the Premises are to be let or sold and such other information in connection therewith as the Landlord shall desire, which notice the Tenant shall not deface or conceal.

3.	Landlord’s Obligations

The Landlord hereby agrees with the Tenant as follows:-

(a)	Quiet Enjoyment

That the Tenant paying the rent hereby stipulated and observing and performing the several stipulations herein contained and on his part to be observed and performed shall peacefully hold and enjoy the Premises during the Term without any interruption by the Landlord or any person lawfully claiming under or in trust for him.

(b)	Government Rent and Property Tax

To pay the Government Rent and Property Tax in respect of the Premises during the Term.

(c)	Exterior and Main Structure

To use his reasonable endeavours to procure the Management Company to keep the exterior and the main structure of the Premises in a proper state of repair and condition Provided that the Landlord shall not incur any liability under this Clause unless and until written notice of any defect or want of repair has been given to the Landlord by the Tenant and the Landlord has failed to take reasonable steps to repair or remedy the same after the lapse of a reasonable time.

4.	Default And Miscellaneous

PROVIDED ALWAYS and IT IS HEREBY EXPRESSLY AGREED as follows:-

(a)	Default

If the rent and/or any other charges hereby stipulated or any part thereof shall remain unpaid for 15 days after and inclusive of the date of becoming payable (whether legally demanded or not) or if the Tenant or other person in whom for the time being the Term hereby created shall be vested shall fail to observe or perform any of the conditions herein or shall become bankrupt or in the case of a limited company shall go into liquidation or a petition shall be filed for the winding up of the Tenant or the Tenant shall otherwise become insolvent or shall make any composition or arrangement with creditors or suffer any execution to be levied on the Premises or otherwise on the Tenant’s goods or effects or if the Tenant persistently fails to pay the rent hereby stipulated as and when the same falls due, then and in any of the said cases it shall be lawful for the Landlord at any time thereafter to re-enter upon the Premises or any part thereof in the name of the whole and thereupon this Agreement shall absolutely determine but without prejudice to any right of action of the Landlord in respect of any breach of the Tenant’s terms and conditions herein contained AND a written notice served by the Landlord on the Tenant or left at the Premises to the effect that the Landlord exercises the power of re-entry hereinbefore contained shall be a full and sufficient exercise of such power notwithstanding any statutory or common law provision to the contrary.

(b)	Interest

Notwithstanding anything hereinbefore contained, in the event of default in payment of rent or any other outgoings on the date on which the same falls due for payment, the Tenant shall further pay to the Landlord on demand interest on the amount in arrears at the rate of 1.5% per month calculated from the date on which the same became due for payment (as stipulated in Clause 1 hereof) until the date of payment as liquidated damages and such interest shall be paid at the rate aforesaid before as well as after judgment Provided that the demand and/or receipt by the Landlord of interest pursuant to this provision shall be without prejudice to and shall not affect the right of the Landlord to exercise any other right or remedy (including the right of re-entry) exercisable under the covenants and conditions of this Agreement.

(c)	Legal Expenses

All legal costs and expenses incurred by the Landlord in demanding payment of rent or other outgoings and/or any other legal proceedings taken by the Landlord against the Tenant as a result of default of payment of rent or other outgoings by the Tenant or the breach by the Tenant of any covenants or conditions herein contained shall be borne and paid by or be recoverable from the Tenant on a full indemnity basis or as a debt and be deductible by the Landlord from the Deposit held by the Landlord hereunder.

(d)	Waiver

In the event of any breach of any terms or conditions on the part of the Tenant herein contained, the Landlord shall not by acceptance of rent or by any other act whatsoever or by any omission be deemed to have waived any such breach of terms or conditions notwithstanding any rule of law or equity to the contrary. No consent to or waiver of any breach shall be binding on the Landlord unless the same is in writing under the hand of the Landlord.

(e)	Service of Notice

Any notice required to be served hereunder shall be sufficiently served on the Tenant if sent to him by post or left addressed to him at or on the Premises or at his last known address or registered office in Hong Kong and shall be sufficiently served on the Landlord if sent to him by post or delivered to him at the address given herein or any other address which the Landlord may notify to the Tenant from time to time. A notice left or delivered personally shall be deemed to be given at the time of such leaving or delivery. A notice sent by post shall be deemed to be given forty-eight (48) hours after posting.

(f)	Acts of Agents, Servants

For the purpose of these presents any act default neglect or omission of the agents servants licensees and customers of the Tenant shall be deemed to be the act default neglect or omission of the Tenant.

(g)	Distraint

For the purpose of Part III of the Landlord and Tenant (Consolidation) Ordinance and for the purpose of these presents the rent in respect of the Premises will be deemed to be in arrear if not paid in advance at the time hereinbefore stipulated.

(h)	Index and Headings

The Index and Headings are intended for guidance only and do not form part of this Agreement nor shall any of the provisions of this Agreement be construed or interpreted by reference thereto or in any way affected or limited thereby.

5.	Deposit

(a)	Deposit

The Tenant shall on or before the signing hereof deposit and maintain with the Landlord the sum referred to as the Deposit in Part VI of the First Schedule to secure the due observance and performance by the Tenant of the agreements stipulations and conditions herein contained and on the Tenant’s part to be observed and performed. The Deposit shall be retained by the Landlord throughout the Term of this Agreement free of any interest to the Tenant with power for the Landlord without prejudice to any other right or remedy hereunder to deduct therefrom the amount of any costs expenses loss or damage sustained by the Landlord as a result of any breach non-observance or non-performance by the Tenant of any such agreement stipulation or condition. In the event of any deduction being made by the Landlord from the Deposit in accordance herewith during the currency of this Agreement the Tenant shall forthwith on demand by the Landlord make a further deposit equal to the amount so deducted and failure by the Tenant so to do shall entitle the Landlord forthwith to re-enter upon the Premises and to determine this Agreement as hereinbefore provided.

(b)	Refund of Deposit

Subject as aforesaid the Deposit shall be refunded to the Tenant by the Landlord without interest within 30 days of the expiration or sooner determination of this Agreement and the delivery of vacant possession of the Premises to the Landlord or within 30 days of the settlement of the last outstanding claim by the Landlord against the Tenant in respect of any breach non-observance or non-performance of any of the agreements stipulations or conditions herein contained and on the part of the Tenant to be observed and performed whichever is the later.

(c)	Transfer of Deposit

In the event that the Premises and/or this Agreement shall be assigned by the Landlord to any person, the Landlord shall be entitled (incidental to such assignment) to transfer directly the Deposit or the balance thereof after making any deduction in manner aforesaid (whether with or without the consent of the Tenant) to such assignee Provided that such assignee shall undertake in writing with the Tenant to refund such Deposit or balance thereof in accordance with the provisions hereof. The Tenant shall at the request of the Landlord (but not at the cost of the Tenant) enter into sign and execute such necessary agreements, deeds or documents in such form and substance to the reasonable satisfaction of the Landlord to release the Landlord’s obligation in respect of the refund of the Deposit or balance thereof (as the case may be) so as to give effect to the transfer pursuant to this Clause PROVIDED that if the Tenant fails and/or refuses to sign and execute the said documents or any of them, the Landlord’s obligation in respect of the refund of the Deposit or balance thereof (as the case may be) shall thereupon be released and discharged and the Tenant shall thereafter have no claim whatsoever against the Landlord in respect thereof.

(d)	Increase in Deposit

If the rates or Management Charges shall increase during the continuation in force of this Agreement or the rent shall be increased during the Option Term, the Tenant shall upon such increase becoming applicable pay to the Landlord by way of an increase in the Deposit a sum proportional to the increase in the rent rates or Management Charges (as the case may be) as will be necessary to maintain the Deposit at the requisite months’ rent rates and Management Charges and the payment of such increase shall be a condition precedent to the continuation of this Agreement and such increase shall be held by the Landlord subject to the same terms and conditions set out in Clause 5(a) above.

6.	Abatement of Rent

In the event of the Premises or any part thereof at any time during the Term being damaged or destroyed by any cause whatsoever or a demolition or closure order shall be made (not attributable to the act or default of the Tenant) so as to be rendered inaccessible or unfit for occupation or use, then the rent hereby reserved or a fair proportion thereof according to the nature and extent of the damage sustained or order made (as the case may be) shall be suspended and cease to be payable as from the date of occurrence of such event until the Premises shall again be rendered accessible or fit for occupation and use or the order be rescinded or revoked (as the case may be) Provided that (a) the date of expiration of the Term hereby granted shall not be postponed; (b) the Landlord may but is not obliged to repair or reinstate the Premises; and (c) if the Premises are not reinstated and rendered accessible or fit for occupation and use or the order is not rescinded or revoked (as the case may be) in the meantime, either the Landlord or the Tenant may at any time after 3 months from the occurrence of the damage, destruction or order (as the case may be), give to the other of them notice in writing to determine this tenancy and thereupon the same and everything herein contained shall cease and be void as from the date of the occurrence of the damage, destruction or order (as the case may be) but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the stipulations terms and conditions herein contained or of the Landlord in respect of the rent payable hereunder prior to the coming into effect of the cessation to pay rent.

7.	Exclusions

The Landlord shall not be under any liability whatsoever to the Tenant or to any person whomsoever in respect of any loss damage injury or loss of business or profit sustained by the Tenant his servants agents invitees licensees or customers caused by through or in any way owing to:-

(a)	the defective or damaged condition of the Premises or the Landlord’s fixtures or fittings therein or any part thereof; or

(b)	any typhoon leakage of water or electric current or gas from the water or gas pipes electric wiring or cable situated upon belonging to serving or in any way connected with the Premises; or

(c)	the influx of water into the Premises or the Building or the spread of fire or smoke or leakage or overflow of water including storm or rain water or explosion or leakage of electric current or gas or the escape of any substance or anything or the dropping or falling of any article whatsoever from any premises situate in the Building; or

(d)	the act neglect omission or default of the tenants or occupiers of any other parts of the Building; or

(e)	the exterior or structural damage of the Premises or the Building or the repair works relating thereto; or

(f)	any defect in or breakdown or the use or operation of any lift escalator electricity supply or other common facilities or services (if any) in or of the Building or the interruption stoppage or failure of such facilities or services howsoever arising; or

(g)	the security or safekeeping of the Premises or any contents therein.

8.	Full Agreement

This Agreement sets out the full agreement reached between the parties and no other representations have been made or warranties given relating to the Landlord the Tenant the Building the Premises or this tenancy and if any such representation or warranty has been made given or implied the same is hereby withdrawn, cancelled or waived.

9.	Interpretation

In this Agreement the expression “the Landlord” shall, where applicable, include his personal representative, successors and assigns and where the context permits or requires, reference to the Landlord shall include his authorised agent, representative and/or management agent; words importing the singular number only shall include the plural and vice versa; words importing masculine gender shall include the feminine and neuter genders; words importing persons shall include corporations, and where there are 2 or more individuals included in the expression “the Tenant” liabilities covenants conditions and stipulations expressed or implied to be made by or with the Tenant shall be deemed to be made by or with such individuals jointly and severally.

10.	Legal Costs And Stamp Duty

(a)	Solicitors’ Costs

Each party shall pay his own solicitors’ costs and disbursements of and incidental to the preparation and completion of this Agreement.

(b)	Stamp Duty

All stamp duty (including penalty, if any) payable on this Agreement under the Stamp Duty Ordinance (Chapter 117) shall be paid by the parties in equal shares.

(c)	Registration Costs and Fees

This Agreement shall be registered in the Land Registry and the registration costs and fees shall be paid by the parties in equal shares.

11.	Additional Terms

The parties hereto agree that the additional terms and conditions (if any) set out in the Third Schedule hereto (“the Additional Terms”) shall form part of this Agreement and binding on the parties hereto. In the event of any conflict between any of the Additional Terms with other provisions in this Agreement, the Additional Terms shall prevail.

12.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong SAR and any claims and disputes arising out of or in connection with this Agreement shall be subject to the non-exclusive jurisdiction of the courts of Hong Kong SAR.

13.	Confidentiality

The Landlord and the Tenant agree to keep the information of the other party obtained in connection with this Agreement (“Confidential Information”) in strict confidence and the party receiving Confidential Information (“Disclosing Party”) shall not disclose, provide or supply such information to any other third parties without prior written consent of the other party (such consent shall not be unreasonably delayed or withheld) unless such information is to be disclosed to government authorities, bankers, accountants or other professional advisers of the Disclosing Party or is required to be disclosed by applicable law or regulations in which case the Disclosing Party shall, to the extent practicable and permissible by applicable law or regulation, notify the other party of the proposed disclosure. For the avoidance of doubt, the Tenant is entitled to disclose the existence of this Agreement.

The Tenant shall not submit this Agreement to the Land Registry for registration but the Landlord hereby expressly agrees that the Tenant is permitted to register a Memorandum of Tenancy (in the form of Memorandum set out in Annexure 2, which shall be signed by the parties thereto immediately after the signing of this Agreement) at the Land Registry. The stamp duty (if any) and registration fees payable on the Memorandum of Tenancy and its counterpart shall be borne by the Tenant.

14.	Contracts (Right of Third Parties) Ordinance

Notwithstanding any other provisions of this Agreement, a person who is not a party to this Agreement shall not have any right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce any provisions of this Agreement.

15.	Inconsistency

If any provisions of this Tenancy Agreement conflict with any terms of any other documents between the parties concerning the Premises prevails to the extent of any conflict.

THE FIRST SCHEDULE ABOVE REFERRED TO

Part I

Landlord:	GREAT FELICITY LIMITED whose registered office is situate at Suite 2806, 28/F, West Tower, Shun Tak Centre, 168-200 Connaught Road, Central, Hong Kong

Part II

Tenant:	NEXA DESIGN LIMITED (Business Registration No. 78071035) whose registered office is situate at Room A, 7/F, Pat Tat Industrial Building, No. 1 Pat Tat Street, San Po Kong, Kowloon, Hong Kong.

Part III

Term:	THREE (3) YEARS from the 1 May 2026 (“the Tenancy Commencement Date”) to 30 April 2029 (both days inclusive) with an option to renew upon the terms and conditions set out in clause 2 of the Third Schedule.

Part IV

Rent:	The monthly rent shall be exclusive of Rates and Management Charges to be paid in advance without any deduction or set-off whatsoever before the 1st day of each and every calendar month being the monthly basic rent and the monthly additional turnover rent to be determined in the manner as hereinafter mentioned:-

Fixed Term

Monthly Basic Rent

DOLLARS EIGHTY ONE THOUSAND (HK$81,000.00) Hong Kong Currency per calendar month;

Option Term

Monthly Basic Rent

1 May 2029 to 30 April 2032 (both days inclusive): At Open Market Rent per calendar month if the Tenant shall have exercised the Option Term as stipulated in the Third Schedule. (exclusive of Management Charges, Government Rent, Rates and other outgoings);

Reporting of Gross Turnover

The Tenant shall report their monthly gross turnover of the Tenant’s business carrying out at the Premises to the Landlord on monthly basis, on or before the 15th of the subsequent month, and to include an audited gross turnover report on annual basis for the Term. The mechanism of reporting turnover has been stated in Clause 24 of the Third Schedule hereto.

Government Rates:	HK$4,700.00 per month (subject to Government’s periodic review). Within 30 days of the rates being assessed by the Government and upon production by the Landlord of the relevant rates demand notes issued by the Government, any over-payment or shortfall (as the case may be) of rates so paid shall be settled between the parties and the Landlord shall provide the copy of demand note from Government record.

Management Charges:	HK$18,100.00 per month (subject to periodic review by the Landlord and/or its agent and/or the management body of the Building (“the Management Company”)) to be paid in advance before the 1st day of each and every calendar month.

When the Term of tenancy does not commence on the 1st day of the month, the Landlord may at any time during the Term require the Tenant to pay rent Management Charges and rates for a particular month on a pro-rata basis, namely, from the commencement day to the end of the month and thereafter the Tenant shall pay rent Management Charges and rates for each calendar month (including the last month of the Term also on a pro-rata basis) on the 1st day of each such calendar month.

Part V

User:	Restricted to the operation of a Premium French Restaurant and for no other purpose whatsoever under the trade name “Ankoma” or other trade name to be approved by the Landlord. The tenant shall, at its own cost, obtain all necessary licences and approval required by any Government Authority in connection with such use and the operation of the Tenant’s business.

Part VI

Deposit:	DOLLARS FIVE HUNDRED AND NINETEEN THOUSAND ($519,000.00) Hong Kong CmTency (being Five (5) months’ of rent, Management Charges and Rates).

THE SECOND SCHEDULE ABOVE REFERRED TO

THE PREMISES

16th Floor of the building at No.1 Hoi Ping Road, Causeway Bay, Hong Kong erected on The Remaining Portion of Section H of Inland Lot No. 29 and the Remaining Portion of Sub-section 1 of Section H of Inland Lot No. 29 (as coloured pink on the floor plan attached hereto for identification purpose).

THE THIRD SCHEDULE ABOVE REFERRED TO

ADDITIONAL TERMS

1.	Handover Condition

Possession of the Premises shall be delivered to the Tenant on the Tenancy Commencement Date in “as-is” condition with the Landlord’s Provisions as set out in the 4th Schedule hereto only after the Tenant shall have executed this Agreement and paid to the Landlord the Deposit and any other payments and charges hereunder.

2.	Option Term

At the expiration of the Term and upon the Tenant having complied with and performed all the terms and conditions herein contained in this Agreement, the Tenant shall have an option to renew the Term on its expiration for a further term of THREE (3) years commencing on the next day of the expiration of the Term of THREE (3) years herein granted (hereinafter respectively called “the Option Term”) and upon similar terms and conditions of this Agreement save and except the rent, Rates, Management Charges, the rent-free benefit and this option of further renewal by giving written notice to the Landlord in accordance with Clause (b) below and such notice cannot be revoked by the Tenant once given Provided That the monthly rent for the Option Terms (hereinafter called “the New Monthly Rent”) shall be exclusive of Rates, Management Charges and all outgoings and shall be determined in accordance with Clause (b) below and subject to the following conditions :-

Option Term:

1 May 2029 to 30 April 2032 (both days inclusive): At Open Market Rent per calendar month (exclusive of Management and Air-conditioning Charges, Government Rent, Rates and other outgoings).

The New Monthly Rent for the respective Option Term shall be agreed by the Landlord and the Tenant after the Tenant has given to the Landlord not more than Seven (7) months’ and not less than Six (6) months’ prior notice in writing before the expiration of the Term of such desire to take up the option and renew the tenancy of the Premises.

3.	Rent-free Period

It is hereby agreed that the Landlord shall allow the Tenant to occupy the Premises as licensee at will free of rent for Three (3) months during the Fixed Term provided that the Tenant shall be responsible to pay for the Management Charges, Rates, water and electricity charges and other outgoings and utility charges in respect of the Premises for the said rent-free period and Provided further that the Tenant shall observe perform and comply with the terms and conditions on the part of the Tenant contained in this Agreement during the said rent-free period. Rent-free periods which are from:

Fixed Term

●	1 July 2026 – 31 July 2026;
●	1 July 2027 – 31 July 2027; and
●	1 July 2028 – 31 July 2028.

4.	The Landlord’s Right to Alter Layout, Name and Unit Number

The Tenant agrees that the Landlord has the right to change the layout at any level of the Building or parts of the Building including but not limited to the width of the corridors and to change the name of the Building or the unit number assigned to the Premises at any time at its absolute discretion without having to seek the prior consent of the Tenant and without payment of any compensation whatsoever to the Tenant during the Term. The Landlord shall give to the Tenant one (I) month’s written notice of its intention to change the said layout, the name of the Building or the number of the Premises.

5.	Yielding Up

At the expiration or sooner determination of this Agreement, the Tenant shall at its own costs and expense deliver to the Landlord vacant possession of the Premises in “bare shell” condition and the Landlord’s Provisions in good clean and tenantable repair and condition (fair wear and tear excepted) notwithstanding any rule of law or equity to the contrary. In the event the Landlord shall in its absolute discretion decide to retain any of the Tenant’s fittings fixtures alterations or additions in the Premises, the Tenant shall deliver to the Landlord the Premises together with the Tenant’s fitting fixtures alterations or additions which the Landlord has decided to retain in good clean and tenantable repair and condition but the Landlord shall not be required to pay any compensation for such Tenant’s fittings fixtures alterations or additions so retained in the Premises and the Tenant shall also deliver to the Landlord all keys giving access to all parts of the Premises. If the Tenant shall upon Tenancy Commencement Date have agreed to accept any fittings fixtures alterations or additions which shall have been installed or made by any previous tenants of the Premises, the Tenant shall, if so required by the Landlord, remove any or all of such fittings fixtures alterations or additions so made by the previous tenants prior to the Tenancy Commencement Date and make good any damage to the Premises caused by the installation or making of such fittings fixtures alterations or additions or its removal as if such fittings fixtures alterations or additions were made by the Tenant during the Term of this Agreement. The Landlord also has the right to ask the Tenant to leave behind any or all of such fittings fixtures alterations or additions installed or made by the said previous tenants to the Premises without payment of any compensation for such fittings fixtures alterations or additions so retained by the Landlord.

6.	Decorations and Display of Merchandise

The Tenant undertakes that the decorations and display of merchandise within the Premises shall be furnished in such a way to be compatible to the overall design of the Building to the satisfaction of the Landlord.

7.	Sale and Redevelopment

(a)	Notwithstanding anything contained herein to the contrary, if the Landlord shall at any time resolve to sell, redevelop, demolish, re-build, renovate, repair, refurbish, refurnish, improve or upgrade the Premises or the Commercial Accommodation or any part thereof or any interest therein or shall resolve to have a change of user of the Premises or the Commercial Accommodation or any part thereof or shall resolve to transfer 50% or above of the shareholding of the Landlord or its holding company(ies) (which intention shall be sufficiently evidenced by a copy of the resolution of its board of directors certified by its secretary to be a true and correct copy) then in such event the Landlord shall be entitled to give not less than six (6) months’ notice in writing to the Tenant to terminate this Offer, the formal Tenancy Agreement (as the case may be), and immediately upon the expiration of such notice, this Offer and the formal Tenancy Agreement (as the case may be) shall be determined absolutely and the Tenant shall deliver vacant possession of the Premises to the Landlord but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the covenants restrictions stipulations or conditions herein contained. The Tenant shall not be entitled to claim against the Landlord for any damage or compensation whatsoever arising from or incidental to the termination pursuant to this Clause.

(b)	It is also agreed and declared that notwithstanding any other provision herein and notwithstanding any law to the contrary, the Rent-Free Period and/or the Option to Renew granted hereunder (if any) shall extinguish and determine upon the service of the notice of termination pursuant to this Clause (whether the same shall have been exercised by the Tenant or not) and the Tenant shall deliver vacant possession of the Premises to the Landlord upon expiration of the said notice or upon expiration of the Term (whichever is earlier). The Tenant shall not be entitled to any claim against the Landlord for any damage or compensation or any relief against such extinguishment or determination of the said Rent-Free Period and Option to Renew (where applicable).

(c)	“Demolish” and/or “Rebuild” for the purpose of this Clause shall mean the demolition and/or reinstatement and/or rebuilding of the Commercial Accommodation or a substantial part or parts (but not necessarily a major part) thereof whether or not including any main walls exterior walls or roof of the Premises and whether or not any part thereof is to be re-built reinstated or reconstructed in the same or in any other manner and such demolition reinstatement or rebuilding could not be reasonably carried out without obtaining possession of the Premises. “Renovate” or “Refurbish” or “Refurnish” may or may not include demolition of the Commercial Accommodation or any part thereof.

8.	Fitting-out of premises

(a)	The Tenant shall submit three (3) full sets of decoration plan with specifications for the Landlord’s prior approval before commencement of any fitting-out works. The Tenant understands that the Tenant is responsible for fitting-out the Premises and that the Tenant has to obtain the Landlord’s and/or its agent’s and/or the Management Company’s prior approval to any works and alterations which the Tenant intends to carry out at the Premises. The Tenant agrees to carry out all fitting-out and decoration works in accordance with the Fitting Out Guide and such reasonable stipulations given by the Landlord and/or its agent and/or the Management Company from time to time. The Tenant agrees not to start any work or decoration on the Premises until the Tenant has duly taken over the Premises and obtained the Landlord’s and/or its agent’s and/or the Management Company’s written approval to the Tenant’s proposals for fitting-out. The Tenant acknowledges that the Tenant shall not be entitled to any additional rent-free period if the Tenant’s fitting-out plans have not been approved in whole or in part as aforesaid. All fitting-out works and any alterations which may be required or allowed to be made to various services, fixtures and fittings provided by the Landlord and/or its agent and/or the Management Company as a result of the Tenant’s fitting-out shall be at the Tenant’s cost, as well as the fees incurred by the Landlord and/or its agent and/or the Management Company in considering and approving the Tenant’s plans for fitting-out.

(b)	The Tenant agrees to employ or engage contractor or contractors nominated by the Landlord for those installation and alteration of electrical mechanical building services fire prevention works, air conditioning system and sprinkler system that would affect the common interest of the Building or its occupants. For those electrical mechanical building services within the Premises, the Tenant shall have liberty to engage its own contractors. The Landlord shall not be responsible or liable in any way for the works carried out by or the performance of such nominated contractor or contractors or from defects in the design or quality of the fitting out or otherwise.

(c)	Prior to the carrying out of any of the aforesaid approved works, the Tenant shall take out adequate insurance cover with a reputable insurance firm against any loss injury or damage to any person or property whatsoever caused through or by any act default neglect or omission of the Tenant and/or the Tenant’s servants and/or the Tenant’s agents and/or the Tenant’s contractors as a result of the carrying out of such approved works. The insurance policy shall also be endorsed to show the Landlord as registered owner of the Premises. The insurance cover effected by such policy shall be in such an amount to be determined by the Landlord at its sole discretion. A copy of such policy taken out by the Tenant shall be submitted to the Landlord before commencement of any approved works and the Tenant’s compliance with this sub-clause shall be a condition precedent for the commencement of any approved works by the Tenant.

(d)	Indoor and outdoor units of VRV (variable refrigerant valve) air-conditioning system will be provided by the Landlord in its “as-is” condition for normal commercial use, and in accordance with the requirements prescribed by the Authorized Person for the Building only. Any alteration and modification if requested by the Tenant thereafter shall be carried out, subject to the Landlord’s and/or its agent’s and/or the Management Company’s approval, by the Landlord’s nominated contractors at the Tenant’s own cost and the Tenant shall at the Tenant’s own cost reinstate the same in accordance with Clause 6 of the Third Schedule of this Agreement.

9.	Signs

(a)	The Tenant understands that it shall be the Tenant’s sole responsibility and cost to obtain prior approval from the Landlord and/or its agent and/or the Management Company to install a directory strip or material, in such specification as shall be directed by the Landlord, to be fixed at the lobby of the Building for the display of the Tenant’s name and such other particulars as shall be approved.

(b)	The Tenant shall not erect any signage on the exterior of the Building or on the interior of the Building so as to be seen from the exterior save for the signage approved by the Landlord but the location, size, material and method of mounting of the signage shall be designated by the Landlord in its sole discretion deems fit.

(c)	The Landlord reserves and excepts unto itself exclusively the following rights:-

(i)	The right of free use of the external walls, curtain walls (including both the external and internal surfaces thereof of any premises leased to any tenants) and roof of the Building and any part thereof. In particular but without affecting the generality of the aforesaid, the Landlord shall have the exclusive right to license any part of the said external walls, curtain walls (including both the external and internal surfaces thereof of any premises leased to any tenants) and/or roof of the Building to any third party for such use and on such terms and conditions as the Landlord shall in its absolute discretion deem fit Provided always that such installation of signage or use of the external wall shall not obstruct the light of the Premises.

(ii)	The right to install lightbox(es) or other advertising material or structure (whether illuminated or not) as the Landlord shall in its absolute discretion deem fit on the internal surface of the street facing windows/curtain wall within the Premises and also the right for the Landlord and/or any person with the written authority of the Landlord to enter the Premises with or without workman at all reasonable time upon prior appointment (save in case of emergency) for carrying out repair replacement removal and any other work on the said lightbox(es) and advertising material or structure.

10.	Debris Removal

The Tenant understand that the Management Charges do not include the charges for the removal of garbage, refuse, construction and decoration waste produced when the Tenant carries out any fitting-out, decoration or renovation work in and at the Premises. The Tenant shall at the Tenant’s own cost remove the same from the Premises to such location as shall be determined by the Landlord and/or its agent and/or the Management Company. If the Tenant shall fail to discharge his obligation of removal as aforesaid, after 24 hours’ notice given by the Landlord to the Tenant, the Landlord may remove the said garbage, refuse, construction and decoration waste and the Tenant shall pay to the Landlord and/or the Management Company in full all the debris disposal fee and expenses in connection with such removal.

11.	Building Facilities and Services

The Tenant acknowledges that the hours for the operations of the lifts and provision of building management facilities and services to the Premises and the common area of the Building shall, unless otherwise determined, be from 9:00 a.m. to 24:00 midnight daily throughout the Term (hereinafter called “the normal supply hours”) subject to revision at the Landlord’s and/or its agent’s and/or the Management Company’s discretion. If the Tenant requires such service beyond the normal supply hours, the Tenant shall pay to the Landlord such additional amount to be determined by the Landlord and/or its agent and/or the Management Company.

12.	Tenantable Condition

In the event that the Premises shall be let to the Tenant before the same is ready for handover, the Tenant agrees to take the Premises in a tenantable condition.

(a)	The interpretation of “tenantable condition” shall be determined by the Landlord in its absolute discretion and the decision of the same shall be final and binding. The Tenant shall not in anyway delay in taking possession of the Premises or request for any postponement of Tenancy Commencement Date by refusing to accept the said decision of the Landlord.

(b)	The Tenant shall within seven (7) days after the signing of this Agreement at its own cost prepare and submit to the Landlord for approval three (3) sets of suitable drawings plans and specifications of the works to be carried out by the Tenant pursuant to this Agreement.

13.	Thermal Insulation and Water Proof Works

The Tenant shall provide adequate thermal insulation material for stoves/cookers/warmers and carry out water proof works within the kitchen area in order to avoid heat transmission and water seepage to the adjacent part outside the kitchen area. The Tenant shall be fully liable for all claims, losses, damages and compensation whatsoever arising from the heat transmission.

14.	Wet Refuse

The disposal of the wet refuse which is generated from the Tenant’s business at the Premises shall be carried out by the cleaning contractor nominated or approved by the Landlord and such cleaning contractor shall be engaged at the sole cost of the Tenant.

15.	Licence and Permit

The Tenant agrees that it will at its own expenses apply for any requisite food and beverage licence(s) or permit(s) for all Government or Public Authority and shall comply with all rules and regulations laid down by the said Government or Public Authorities Provided that if the Tenant fails to obtain the requisite food and beverage licence(s) or permit(s) as aforesaid for whatever reason including but not limited to the refusal by such Government or Public Authorities to grant such licence(s) or permit(s) for the user of the Premises, the Tenant shall in no circumstances claim against the Landlord for compensation in any form whatsoever AND the Tenant hereby agrees to indemnify the Landlord in respect of any breach by the Tenant of this clause. In addition, the Tenant shall observe and comply with the regulations and/or guidelines laid down by the Air Control Group of the Environmental Protection Department for the application and installation of gas-fired restaurant stoves and chimney/exhaust.

16.	Lavatories

(a)	Installation and relocation of lavatories inside the Premises by the Tenant shall be subject to the prior written consent from the Landlord. The Tenant shall at its own expense clean, repair and maintain any lavatories and water apparatus used exclusively by the Tenant or its employees, customers, servants, agents, invitees or licensees in a good clean and tenantable state and in proper repair and condition at all times during the Term to the satisfaction of the Landlord and in accordance with the regulations of the Public Health or other Government authority concerned.

(b)	The Tenant shall not install any form of lock to the entrance doors of the said lavatories in addition to those locks installed by the Landlord.

(c)	The Tenant shall refurnish the lavatory facilities and refill the accessories such as hand soap and toilet paper at its own cost.

17.	Shop-front Design

The Tenant is fully aware that the Landlord would have prescribed shop-front designs for the shops and the Tenant understand and agree to adopt the prescribed shop-front designs of the Premises (as the case maybe).

The Tenant understand they are strictly prohibited from posting adhering hanging or displaying any material or substance (including but not limited to any curtain, banner, hook, poster, pamphlet, brand name tag or logo or whatever material or substance for advertising purpose or otherwise) on or onto any space around the signage of the Premises. The Tenant further agree that this clause is a material term of this Agreement and in the event of failing to observe and comply with this clause the Landlord shall have the right to terminate this Agreement and exercise the right of re-entry hereunder without any compensation to the Tenant. In such case, the Tenant shall have no right to raise any objection thereto.

18.	Installation of Hoarding

In relation to the fitting out or renovation of the Premises, the Tenant specifically agree to the followings:

(a)	Before the commencement of any fitting out or renovation work at the Premises and notwithstanding the fact that possession of the Premises may have already been delivered to the Tenant, the Landlord shall have the right at his absolute discretion to install hoardings around the Premises (“Hoardings”), such installation to be carried out by the Landlord’s appointed contractor at the Tenant’s costs and expenses and the Landlord shall has the sole and complete control of the Hoardings including the key thereto. The Tenant agree to pay the installation costs for the Hoardings upon demand by the Landlord, failing which, such costs shall be recoverable from the Tenant as a debt.

(b)	The Landlord will not hand over the key to the Hoardings to the Tenant to commence the fitting-out or renovation work in the Premises until the Tenant has duly obtained the Landlord’s approval to the fitting-out plans.

(c)	Unless and until the Tenant has duly completed the fitting-out or renovation work in the Premises in full compliance with the fitting-out plans approved by the Landlord to the satisfaction of the Landlord, the Landlord will not instruct his appointed contractor to remove the Hoardings.

(d)	Unless with the Landlord’s prior consent, the Tenant shall not in any circumstances instruct their own contractor to remove the Hoardings or any part thereof. If the Tenant is in breach of this provision, the Landlord shall has the right to install new hoardings to the Premises at the Tenant’s cost and expenses, such costs and expenses shall be recoverable from the Tenant as a debt.

(e)	In no circumstances shall the Tenant be entitled to claim against the Landlord for any loss of business or compensation whatsoever in relation to any of the aforesaid provisions.

19.	Hoarding up common area and common access

The Tenant acknowledge and agree that Landlord shall be entitled to close and/or hoard up such part or parts of the common area or common access of the Building as the Landlord considers necessary provided that a reasonable access to the Premises shall be maintained and the Tenant shall have no claim whatsoever against the Landlord nor shall there be any abatement of rent on account thereof.

20.	Indoor and Outdoor Units of VRV Air-Conditioning System and Toilets

The Tenant shall carry out the daily cleaning, maintenance and repair of indoor and outdoor units of the VRV (variable refrigerant valve) air-conditioning system and the toilets on the floor of the Premises at its own cost.

21.	Observe Building Rules

The Tenant shall obey and comply strictly with such Building Rules and regulations as may from time to time be adopted by the Landlord or the Management Company or any part thereof so far as the same relate to or affect the Premises and to conduct the business of the Tenant so as not to prejudice the goodwill and reputation of the Building as a first class commercial complex with prime retail shops.

22.	Suspension of the supply of air-conditioning

The Tenant acknowledge and agree that the Landlord shall be entitled to suspend the supply of air-conditioning to the Premises during any period in which the Tenant carry out decoration or fitting-out works in the Premises and the Tenant shall not be entitled to claim any abatement or reduction of rent, Management Charges or termination of the Tenancy Agreement or any compensation whatsoever in respect of such suspension.

23.	Alternation of common area of the Building

The Tenant acknowledges and agrees that the Landlord shall have the right to alter, add, expand or vary the location and/or the area of the passage way, exit, staircase, escalator, lobby, entrance and/or door of any unit, toilets and all other facilities of the Building. Such alteration, addition, expansion or variation may include and/or involve the relocation and/or the re-design of the entrance and/or the door of the Premises. In such circumstances, the Tenant shall cooperate and coordinate with the Landlord and allow the Landlord’s nominated contractors to carry out the required works within the Premises (“the Said Works”). If so required by the Landlord, the Tenant shall be responsible to re-decorate or replace the signages of the Premises at our own costs in a manner compatible and consistent with the overall design of the captioned development. The Tenant also acknowledges and agrees that they shall not make any objection in relation thereto and will use our best endeavors to cooperate and coordinate with the Landlord.

24.	Turnover Report

The Tenant shall, throughout the Term, keep or cause to be kept complete, accurate and true records, together with all supporting data and information, of monthly Turnover and within fifteen (15) days from the end of each month supply to the Landlord a copy of the statement of turnover for that month on a daily basis together with, at the Landlord’s request, all supporting data and information. Within ninety (90) days of the expiration of each calendar year or sooner detennination of the Term of Tenancy, the Tenant shall supply the Landlord with a statement as to the actual amount of the turnover of the Tenant business for the relevant calendar year which statement shall be certified by the Tenant’s auditors or external accountants (“the Certified Statement”).

THE FOURTH SCHEDULE ABOVE REFERRED TO

LANDLORD’S PROVISIONS

Air-Conditioning System

Indoor and outdoor units of VRV (variable refrigerant valve) air-conditioning system provided and installed by the Landlord. The cost of indoor unit relocation and connection works, and its associated ducting works shall be borne by the Tenant solely.

Fire Service System

Fire service system provided by the Landlord at the Landlord’s designated location.

Water Supply

One (1) potable cold water supply provided by the Landlord at Landlord’s designated location.

Electricity

Meter board located at Landlord’s designated area in meter room. The Tenant shall be responsible for laying the cable from the meter room to the Premises at Tenant’s costs.

(The provisions are subject to the final approval of all relevant government authorities and changes at the Landlord’s ultimate determination)

THE FIFTH SCHEDULE ABOVE REFERRED TO

SPECIAL TERMS FOR RESTAURANT USE

The following clauses shall apply without affecting the generality of the other provisions of this Offer to Lease if the business of the Tenant to be carried on in the Premises is a restaurant or (as the case may be) other food outlet. The Tenant agrees to be bound by the following terms and conditions:

1.	The Tenant shall be responsible for applying for and shall maintain in force during the Term of Tenancy the necessary licence(s) and satisfying all necessary licensing requirements for operation of a restaurant and, as the case may be, the type of restaurant or food outlet intended to be run by the Tenant in the Premises. The Landlord is under no obligation to make any addition and/or alteration to the Premises so as to satisfy any of the said licensing requirements but agrees to use reasonable endeavours to assist the Tenant to fulfil the Tenant’s requirement regarding means of escape and sanitary fitments;

2.	The Tenant shall at its own expense keep the interior of the Premises and fixture and fittings therein and thereat, all kitchen(s), cooking equipment, water and sanitary apparatus used exclusively by the Tenant and his servants agents licensees and customers in good clean sanitary and tenantable repair and condition to the satisfaction of the Landlord and in accordance with the regulation or bye-laws of all Public Health and other Government Authorities concerned. In particular and without prejudice to the generality of the foregoing, the Tenant shall at its own costs:

(a)	Install and maintain at all times hood over all cooking equipment in the kitchen(s) in the Premises together with suitable grease filters and air washer installed;

(b)	Install and maintain all grease traps (if any) whether within or outside the Premises in good clean working order and free from blockage and obstruction and to inspect and clean the same daily and at least once weekly, or more frequently as the real situation may require, to clean the same with hot water and strong solvent and the Tenant hereby undertakes to indemnify the Landlord against any claim arising from any leakage;

(c)	Install and maintain all necessary grease filters in the kitchen(s) in the Premises and to regularly inspect and clean the same and keep them free from blockage and obstruction;

(d)	Install and maintain all air-transfer grilles throughout the Premises in good clean working order and not to block off the same and to regularly inspect and clean the same and keep them free from blockage and obstruction;

(e)	Install and maintain screw-in grease valves in all ducting throughout the Premises and to regularly inspect and clean the same;

(f)	Install and maintain adequate thermal insulation material for stoves/cookers/warmers and carry out all water-proofing facilities within the kitchen area to avoid heat transmission and water seepage to the adjacent part outside the kitchen area and undertake to indemnify the Landlord against all claims, losses, damages and compensation whatsoever arising from any heat transmission and water leakage from the Premises;

(g)	Complete the installation of, clean and maintain and repair at Tenant’s sole costs and expenses throughout the Term of Tenancy a supply air system and an exhaust ventilation system with fire trip device within the Premises including an activated carbon filtering system, grease filters and an air washer for the range hood of the kitchen exhaust system connected with an electrostatic precipitator as specified by the Landlord and in compliance with relevant government and other regulations and requirements;

(h)	All drainage pipes within the Premises shall be enclosed by stainless steel by the Tenant at its own costs and expenses, with access panels to all pipe cleaning eyes for cleaning and maintenance;

(i)	Carry out all goods delivery and/or garbage removal in a proper manner and at such time to be approved by the Property Manager so as not to prejudice or affect the image of the Building; and

(j)	To ensure the compliance of the clauses set out herein by the Tenant, the Tenant shall, if required by the Landlord, enter into at the Tenant’s own costs and expenses such relevant contract(s) with the relevant contractor(s) nominated by the Landlord or their agent(s);

3.	The Tenant shall not sell or supply any beer wine spirits liquor or alcohol unless licence(s) so to do has first been obtained by the Tenant and the terms of the regulations under which such licence(s) is granted in respect of the Premises have been duly complied with;

4.	The Landlord is not under any guarantee and warranty that the Premises are suitable for the Tenant’s use and purpose and is under no obligations to make any application to satisfy the relevant statutory requirement (if any);

5.	Detailed plan for the design and construction of plumbing, drainage works, surface channel for proposed drainage and, if any, calculation of its construction, has to be submitted to the Landlord and the management company or the Property Manager (if any) for prior approval, and the said design and construction (including routing outside the Premises) shall be carried out by the Tenant at his own costs and expenses;

6.	The Premises are connected to the central grease trap supplied and installed by the Landlord for designated tenants of the Building. The Landlord and/or their agent(s) and/or the management company shall arrange to clean and maintain the central grease trap which cost shall be shared by those designated users Provided that the Landlord and/or their agent(s) and/or the Property Manager shall neither be liable to pay compensation to the Tenant in respect of any period during which the proper operation of the central grease trap shall be interrupted nor shall the Landlord be liable thereby to grant an abatement of rent and/or the Management charges;

7.	The disposal of the wet refuse which is generated from the Tenant’s business at the Premises shall be carried out by the cleaning contractor nominated or approved by the Landlord and such cleaning contractor shall be engaged at the sole cost of the Tenant;

8.	The Tenant shall obey and comply with all Ordinances, regulations, by-laws, rules and requirements of Governmental or other competent authorities relating to health sanitation and the use and conduct of the Tenant’s restaurant business on the Premises and to obtain any licence approval or permit required by any Governmental or other competent authorities in connection with the storage, preparation, supply or sale of food, liquor, wine, beverage, cigarettes or other commodities commonly sold or served in restaurants or otherwise generally with the Tenant’s use or occupation of the premises as a restaurant and thereafter to maintain the same in force during the lease term. If the Tenant fails to obtain the requisite licence approval or permit as aforesaid for whatever reason, the Tenant shall in no circumstances claim against the Landlord for compensation in any form whatsoever and the Tenant hereby agrees to indemnify the Landlord in respect of any breach by the Tenant of this clause. In addition, the Tenant shall observe and comply with the regulations and/or guidelines laid down by the Air Control Group of the Environmental Protection Department for the application and installation of gas-fired restaurant stoves and chimney/exhaust.

THE SIXTH SCHEDULE ABOVE REFERRED TO

GREEN TENANCY SUGGESTIONS

1.1	Co-operation obligation

The Landlord and the Tenant:

(a)	confirm that they wish to promote and improve the Environmental Performance of the Premises and the Building; and

(b)	agree to cooperate with each other to identify appropriate strategies for the improvement of the Environmental Performance of the Premises and the Building.

1.2	Data Sharing

(a)	The Landlord and the Tenant will share the Environmental Performance Data they hold relating to the Premises and/or the Building. This Environmental Performance Data will be shared on a regular basis but not less frequently than quarterly with each other, with the property manager and with any third party who the Landlord and the Tenant agree needs to receive such data.

(b)	Save where they are under a statutory obligation of disclosure, the Landlord and the Tenant will keep confidential the Environmental Performance Data shared under this clause, and will only use such data for the purposes of:

(i)	monitoring and improving the Environmental Performance of the Premises and/or the Building; and/or

(ii)	measuring the Environmental Performance of the Premises and/or the Building against any agreed targets.

(c)	only include the parts of this clause in brackets if insisted by the Tenant. The Landlord will procure that the property manager is placed under a similar obligation to that set out in clause 1.2(b) to keep any shared data confidential and to use it only for the purposes listed in that clause. Where the Landlord or the Tenant discloses any shared data to a third party, they will procure that that third party is placed under a similar obligation to that set out in clause 1.2(b) to keep any shared data confidential and to use it only for the purposes listed in that clause.

1.3	Metering

(a)	The Landlord may install equipment (whether fiscal meters, sub-meters or check meters or other equipment) to measure the supply of gas, electricity or other energy or utility supplied to the Premises and the Landlord and/or its agents shall have the right to enter and remain on the Premises (with workmen, contractors, and necessary equipment) at reasonable times in order to carry out such works provided that:

(i)	reasonable prior notice is given by the Landlord to the Tenant of such proposed entry;

(ii)	installation of the equipment will not adversely affect the Tenant’s beneficial use and occupation of the Premises to any material extent; and

(iii)	the Landlord makes good, at its own expense, promptly and in a good and workmanlike manner, any damage to the Premises caused by the carrying out of such works.

(b)	The Tenant may install (at its own expense) within the Premises a sub-meter or check meter to monitor the supply of gas, electricity or other energy or utility supplied to the Premises provided that:

(i)	the carrying out of such works shall neither impair the continuity of supply nor have any long-term adverse effect on the supply of gas, electricity or other utility to the Building;

(ii)	the consent of the Landlord is first obtained; and

(iii)	the carrying out of such works will not cause a breach of the terms of supply to the Building of gas, electricity or other utility as the case may be.]

(c)	The Landlord and the Tenant must use reasonable endeavours to ensure that at the Landlord’s/ the Tenant’s cost metering equipment has an accuracy class suitable for customer billing and assessments under BEAM Plus, LEED or any other similar applicable rating system.

1.4	Restrictions on the Lessee’s alterations

Notwithstanding the other provisions of this Tenancy, prior to making any alterations to the Premises or to the plant, equipment or services within and serving the Premises which alterations may adversely affect the Environmental Performance of and/or any BEAM Plus, LEED or any other similar applicable rating or certification of the Premises and/or the Building the Tenant must:

(a)	provide sufficient information to the Landlord in writing and wait a reasonable period before commencing the works so as to enable the Landlord to assess the potential adverse effects of the proposed alterations; and

(b)	consider and, where reasonable, implement any reasonable suggestions which the Landlord makes to minimise any such potential adverse effects of the proposed alterations.

1.5	Obligations on Lessee

The Tenant must:

(a)	actively participate in the Landlord’s waste and recycling program;

(b)	incorporate energy, water and indoor environmental quality performance criteria into fitout design and equipment selection that support the improvement of the Environmental Performance of the Premises and the Building; and

(c)	provide to the Landlord any information necessary or reasonably required by the Landlord to enable the Landlord to report on the environmental status of the Building or to comply with any reporting obligations under Law.

1.6	BEAM Plus, LEED or similar applicable ratings or certification

(a)	The Landlord is committed to maintaining and improving the BEAM Plus Existing Buildings Rating, LEED or any other similar applicable rating or certification as may be prescribed by the Landlord as at the Commencing Date, but is not liable if it does not do so.

(b)	The Tenant will, at the Tenant’s cost, comply with the Landlord’s reasonable requirements in relation to obtaining, maintaining and improving the BEAM Plus Interiors Rating, LEED or any other similar applicable rating or certification as may be prescribed by the Landlord for the Premises.

(c)	The Tenant will act reasonably and work with the Landlord to support the Landlord’s environmental initiatives in relation to the Building.

1.7	Environmental Upgrade Agreements

(a)	The Landlord may carry out capital upgrades on the Building which are subject to an Environmental Upgrade Agreement.

(b)	Any amounts recoverable from the Tenant by the Landlord for works carried out under an Environmental Upgrade Agreement must not exceed a reasonable estimate of the cost savings to be made by the Tenant as a consequence of the works.

1.8	Ability to Carry Out Capital Upgrade works

(a)	The Landlord may carry out Capital Upgrades.

(b)	If the Landlord carries out Capital Upgrades:

(i)	the Ladlord interfere with the Tenant’s business and quiet enjoyment of the Premises when carrying out the Capital Upgrades; and

(ii)	subject to the Landlord complying with clause 1.8(b)(i), the Tenant will not make any claim or demand any compensation for interference with the Tenant’s business and quiet enjoyment of the Premises as a result of the Capital Upgrades.

(c)	The Tenant may carry out Premises Upgrade provided that it complies with the provisions of the Tenancy when doing so. The Landlord will not unreasonably withhold approval to a request by the Tenant to carry out a Premises Upgrade.

(d)	If the Landlord carries out Capital Upgrades, the Tenant will contribute towards the cost of the Capital Upgrade provided that the amount payable by the Tenant must not exceed a reasonable estimate of the cost savings to be made by the Tenant as a consequence of the Capital Upgrades.

1.9	Definitions

In this clause:

(a)	BEAM Plus means the rating of the base Building, Premises or whole Building (combining base and Lessee controlled space), or part of it, under the Hong Kong BEAM Plus assessment scheme for new buildings, existing buildings, interiors or any other rating that is developed by that assessment scheme from time to time.

(b)	BEAM Plus Existing Buildings Rating means the assessment of the Building’s management, energy use, water use, indoor environmental quality, materials and waste aspects, site aspects, innovations and additions and/or any other aspect assessed under the BEAM Plus Existing Buildings Rating assessment scheme from time to time.

(c)	BEAM Plus Interiors Rating means the assessment of the Premises’ management, energy use, water use, indoor environmental quality, materials aspects, innovations and green building attributes, and/or any other aspect assessed under the BEAM Plus Interiors Rating assessment scheme from time to time.

(d)	Capital Upgrades means the capital upgrades to the Building designed to improve the Environmental Performance of the Building or the Premises.

(e)	Environmental Performance means all or any of the following arising from the operation or use of the Premises and/or the Building:

(i)	energy consumption;

(ii)	water consumption and discharge;

(iii)	waste generation and management;

(iv)	generation and/or emission of greenhouse gases;

(v)	other adverse environmental impacts

(f)	References to “improvement in Environmental Performance” include any or all of the following:

(i)	reduction in or improved efficiency of energy consumption, including selection of alternative sources of energy with a lower environmental impact;

(ii)	reduction in generation and/or emission of greenhouse gases;

(iii)	reduction in or improved efficiency of water consumption or discharge;

(iv)	reduction in waste generation;

(v)	improvement in the rate or efficiency of waste recycling or reuse of resources;

(vi)	reduction of other adverse environmental impacts in each case, taking into account any changes in the use or intensity of use of the Premises and/or the Building;

(and “improve the Environmental Performance” shall be construed in like manner).

(g)	Environmental Performance Data means data in respect of energy consumption and water use and discharge, waste production and recycling relating to the Premises and/or the Building.

LEED means the rating of the base Building, Premises or whole Building (combining base and Lessee controlled space), or part of it, under the LEED (Leadership in Energy and Environmental Design) rating system developed by the U.S. Green Building Council for new buildings, existing buildings, interiors or any other rating that is developed by that rating system from time to time.

Premises Upgrade means capital upgrades to the Premises designed to improve the Environmental Performance of the Premises.

AS WITNESS the hands of the parties hereto the day and year first above written.

SIGNED by Antoine Nguy	)
	)	For and on behalf of
GREAT FELICITY LIMITED	)	GREAT FELICITY LIMITED
)
for and on behalf of the Landlord in the presence of:-)		/s/ Antoine Nguy
	)	Authorised Signatory

SIGNED by	)
	)	For and on behalf of
NEXA DESIGN LIMITED	)	NEXA DESIGN LIMITED
)
for and on behalf of the Tenant in the presence of:-)		/s/ Tsoi Wai Kuen
	)	Authorised Signature(s)
)

Tsoi Wai Kuen
Z 354481(9)

RECEIVED on or before the day and year first above written of and from the	)
)
Tenant the sum of DOLLARS FIVE HUNDRED AND NINETEEN	)
	)	HK$519,000.00
THOUSAND Hong Kong Currency being the deposit money referred in	)
)
Clause 5 above expressed to be paid by the Tenant to the Landlord.	)
)
)
)

For and on behalf of
GREAT FELICITY LIMITED

Witness:-	/s/ Antoine Nguy
Authorised Signatory

16/f, cubus, 1 hoi ping road, causeway bay, hong kong

16Th Floor

B. L. 13,303
B. L. 6,672
ELV RM.
DN 22R
UP 22R
LIFT 04
FIREMAN'S LIFT LOBBY
DIS. TOILET FEMALE
MALE
METAL LOUVRE
AHU RM.
CURTAIN WALL
B. L. 14,783
LIFT 02
LIFT 03
GFA INCLUDED IN 16/F
17/F BUILDING LINE ABOVE
CURTAIN WALL

(Floor layout is strictly subject to changes at the Landlord’s ultimate determination and the final approval of all relevant government authorities)

(For identification purpose only)

TENANCY AGREEMENT